Exhibit 5 - Opinion of Counsel

Law Offices of Glenn P. Hannemann
24 Brena
Irvine, California 92620
714 544-1912
714 544-0218 fax

June 3, 2005

Board of Directors

SiteWorks Building and Development Co.,
2534 N. Miami Avenue
Miami, Florida 33140

Re:   Issuance of Shares Pursuant to Registration on Form 10 SB

Gentlemen:

Our firm has acted as counsel to SiteWorks Building and Development Co.,, a Florida corporation ("Company"), in connection with offering of up to 50,000,000 shares of its common stock ("Shares") pursuant to registration on Form 10-SB dated June 3, 2005 (the "Statement"). You have requested our opinion as set forth below, to be effective upon closing of the offering described in the Statement.

       In rendering such opinion, we have examined such documents and have made such examination of law as we have deemed relevant and copies of the following documents which we assume comport to the originals thereof.

       1.   Articles of Incorporation of the Company and all amendments thereto.

       2.   Bylaws of the Company and all amendments thereto.

       3.   The Statement and all exhibits thereto.

Based upon the above, it is our opinion that, provided that the Shares are sold in accordance with the Statement, and the terms of any Underwriting Agreement(s) and related Fund Escrow agreement(s), upon their issuance, as a matter of Florida law, the Shares will be the fully paid validly and legally issued and non-assessable common stock of the Company.

This opinion may be filed in connection with the Statement but may be used for no other purpose without our consent.

Very truly yours,

/s/Glenn P. Hannemann
Glenn P. Hannemann

GPH/dhh